EXHIBIT 99
Dear Subscriber:

The Board of Directors, by a resolution effected January 16, 2001, reduced the minimum number of shares offered from 500,000 shares to 131,575 shares. As a result, all persons who have already subscribed may choose to have his/her entire subscription offer refunded with interest.

Please note, should you fail to complete and return the form below by February 28, 2001, the termination date for the Offering, your entire subscription will be rescinded and you will receive a refund, with interest, of your entire amount of funds subscribed automatically.

Please mark the box next to your choice below, sign and date the form, and return it to American Community Bancshares, Inc. in the envelope provided.

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[ ]    I want my original subscription offer to remain the same.

[ ]    I want to have my entire subscription offer refunded to me with interest.


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